EXHIBIT 99

Standard Parking Corporation Reports Second Quarter 2009 Results; Affirms 2009 Guidance

CHICAGO, Aug. 5, 2009 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced second quarter 2009 earnings of $0.27 per share. Earnings per share of $0.29 in the 2008 second quarter included $0.06 per share attributable to the Company's settlement of its Hurricane Katrina claim. Excluding the Katrina proceeds, the Company's year-over-year growth in EPS was 17%. Year-to-date free cash flow of $4.6 million is in line with the Company's full-year expectation of $15 million to $20 million.

Comments

James A. Wilhelm, President and Chief Executive Officer, said, "We are pleased with the results of our 2009 first half despite the current economic environment, as the underlying business continues to perform well. Our location retention rate, one of our key management metrics, was unchanged from last quarter at 89%.

"Our business model, diversified in terms of geography and the sectors of the economy represented by our clients, is based predominantly on fixed-fee management contracts and has provided a measure of protection against economic downturns. However, we are currently experiencing some softness across our lease and reverse management portfolio in markets that tend to be more susceptible to discretionary consumer spending. Nevertheless, we remain very focused on our vision and strategic objectives and are well-positioned to continue to grow organically and pursue attractive market opportunities."

Second Quarter Operating Results

Revenue for the second quarter of 2009, excluding reimbursed management contract expense, decreased by $3.4 million to $73.0 million from $76.4 million in the year-ago period. While management contract revenue grew by almost 3%, leased location revenue decreased by 11% as travel-related locations continue to be adversely affected by reduced discretionary spending. The rate of decrease in paid exits at leased locations, however, has slowed during 2009, with the second quarter decrease at 10% as compared with 13% in the first quarter.

Gross profit in the 2009 second quarter was down by 15% to $20.1 million from $23.5 million a year ago. The Katrina settlement received in 2008 accounts for 7% of the year-over-year decline in gross profit. Certain other items, including an increase in bad debts, changes in insurance loss reserve estimates relating to prior years and certain legal-related expenses, collectively account for another 7% of the year-over-year decline in gross profit. Excluding all of the above items, year-over-year gross profit would have decreased 1%.

General and administrative expense ("G&A") decreased by 14% to $10.3 million from $12.0 million a year ago, reflecting the Company's continued focus on its cost structure, in this economic environment. The year-over-year decrease in second quarter G&A was achieved despite a 2008 second quarter that included a $0.4 million G&A reduction due to the Katrina settlement and a 2009 second quarter that included the cost attributable to the July 2008 restricted stock unit grant and $0.3 million relating to the transfer from the Company's former majority shareholder of its stake in the Company. The impact of these items, however, was more than offset by a reduction in certain compensation expenses in the second quarter of 2009.

As a result of the foregoing, operating income was $8.4 million, compared with $9.9 million a year ago. Lower interest rates were offset by higher borrowings under the revolving credit facility, due primarily to the stock repurchase program, resulting in a $0.4 million increase in interest expense during the 2009 second quarter.

Net income attributable to the Company was $4.2 million, or $0.27 per share, for the second quarter of 2009 versus $5.3 million, or $0.29 per share, for the same period of 2008. Excluding the $0.06 per share that the 2008 Katrina settlement contributed to that year's second quarter EPS, year-over-year EPS would have increased 17% in the second quarter of 2009. In addition, excluding all of the previously-discussed items that impacted the year-over-year results, second quarter 2009 EPS would have increased 30%.

While 2009 second quarter cash taxes paid increased by only $0.1 million, to $1.2 million from $1.1 million in the same period last year, the cash tax rate (cash taxes as a percent of pre-tax income) increased from 13% in the second quarter of 2008 to 17% in the second quarter of 2009.

The Company generated $6.0 million of free cash flow during the second quarter of 2009, as compared with $11.3 million generated in the second quarter of 2008. Of the differential, $2.0 million is attributable to the second quarter 2008 Katrina settlement, while the balance results primarily from timing and the economy's impact on working capital. The Company continues to expect free cash flow to be in a range of $15 - $20 million for the full year.

Recent Developments

Gameday, Click and Park(sm) Acquisition

In early July, the Company acquired the assets of Gameday Management Group, U.S., an Orlando-based company that operates transportation and parking systems for major stadium and sporting events. Gameday has provided its transportation and traffic management services for high-profile events including the 2002 Salt Lake City Winter Olympic Games, Super Bowls XXX-XLIV, the Daytona 500 and the 2009 Presidential Inauguration. The Company will be providing these services at the upcoming 2010 Vancouver Winter Olympic Games.

Wilhelm noted that "the acquisition will enable us to provide our stadium and special event clients with transportation and parking planning expertise that can meet their event-specific needs. We expect to leverage Gameday's stadium and special event traffic engineering services and front-end consulting expertise into other parking and transportation opportunities in the future."

Among the assets acquired was Gameday's Click and Park(sm) online parking and traffic management system, which enables parking customers to purchase reserved parking online in advance of a sporting or other special event. Wilhelm noted that "the Company's ability to enable special event attendees to purchase reserved parking over the Internet in advance of the event is a powerful example of how technology can be integrated within an ever-advancing parking industry. We look forward to applying this capability even more broadly within our industry."

Hartsfield-Jackson Atlanta International Airport

The Atlanta City Council approved a resolution authorizing the City to enter into a multi-year contract with the Company to manage the parking and shuttle operations at Hartsfield-Jackson Atlanta International Airport. The Airport has approximately 30,000 parking spaces and a fleet of almost 60 shuttle buses. The Company expects to commence its management duties at the Airport in the fourth quarter of this year.

Year-to-Date Results

Revenue for first six months of 2009, excluding reimbursed management contract expense, decreased by 3% to $146.0 million from $150.0 million in 2008.

Gross profit for the first half of 2009 decreased by 12% to $39.8 million from $45.2 million in the year-ago period. The year-over-year comparison was impacted by the receipt of $1.6 million in proceeds from the Company's settlement of its Hurricane Katrina insurance claim, which accounted for 3% of the year-over-year decrease in gross profit. Other specific factors, that have been discussed in the context of the second quarter, accounted for another 6% of the year-over-year decline in gross profit. The remaining 3% decline is largely attributable to the impact of the economic downturn on certain areas of the business that are more sensitive to discretionary spending than our predominant fixed-fee contract business.

General and administrative expenses for the first half of 2009 decreased 2% to $23.1 million from $23.4 million a year earlier despite the same three factors mentioned for the second quarter.

As a result of the foregoing, operating income for the first half of 2009 decreased by 27% to $13.8 million from $18.8 million in the same period of 2008.

Net income attributable to the Company decreased by 31% to $6.6 million for the first six months of 2009 as compared with $9.6 million for the first six months last year. On a per share basis, the year-over-year decrease was 19% because of fewer shares outstanding due to share repurchases. Excluding the $0.06 per share represented by the 2008 Katrina settlement, EPS for the first six months of 2009 decreased 9% as compared with 2008. Earnings per share would have increased by 20% for the first half of 2009 as compared to 2008 after adjusting for all of the above-mentioned items that affect the year-over-year comparison.

The Company generated $4.6 million of free cash flow during the first half of 2009 as compared with $14.2 million in the same period of 2008.

Affirms Full-Year Guidance

The Company is affirming its full-year earnings per share guidance in the range of $1.05 - $1.11. Because its initial guidance outlook excluded any costs associated with the transfer of shares by its former majority shareholder, the Company's affirmation of its guidance range continues to exclude these costs, which amounted to $0.04 per share in the first half of 2009. The Company does not expect to incur additional costs in connection with that transfer of shares. Free cash flow is expected to be in the range of $15 - $20 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 am (CT) on Thursday, August 6, 2009, and will be available live and in replay to all analysts/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking, with nearly 12,000 employees, manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this press release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of August 5, 2009. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the recession and turmoil in the credit markets and financial services industry; changes in general economic and business conditions or demographic trends; the financial difficulties or bankruptcy of our major clients, including the impact on our ability to collect receivables; availability, terms and deployment of capital; potential impact on the market price of our common stock from the sale or offer of a substantial amount of our common stock by our largest shareholders; potential for change of control default under our credit agreement if an unaffiliated person obtains a majority of our common stock; the loss, or renewal on less favorable terms, of management contracts and leases; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; seasonal trends, especially in the first quarter of the year; the impact of public and private regulations; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its quarterly reports on Form 10-Q and its current reports on Form 8-K.

                     STANDARD PARKING CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 (in thousands, except for share data)

                                               June 30,
                                                 2009       Dec. 31,
                                             (Unaudited)      2008
                                              ---------    ---------
             ASSETS
 Current assets:
   Cash and cash equivalents                  $  10,521    $   8,301
   Notes and accounts receivable, net            43,459       45,198
   Prepaid expenses and supplies                  2,423        2,496
   Deferred taxes                                 3,253        3,253
                                              ---------    ---------
     Total current assets                        59,656       59,248
 Leasehold improvements, equipment and
  construction in progress, net                  17,825       17,542
 Advances and deposits                            3,799        4,433
 Long-term receivables, net                       8,220        6,680
 Intangible and other assets, net                 7,083        6,916
 Cost of contracts, net                          10,674       10,872
 Goodwill                                       123,673      123,550
                                              ---------    ---------
     Total assets                             $ 230,930    $ 229,241
                                              =========    =========
      LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                           $  46,566    $  46,446
   Accrued and other current liabilities         26,010       31,416
   Current portion of long-term borrowings          789        1,068
                                              ---------    ---------
     Total current liabilities                   73,365       78,930
 Deferred taxes                                   5,403        3,305
 Long-term borrowings, excluding
  current portion                               125,796      123,996
 Other long-term liabilities                     21,597       22,052
 Stockholders' equity:
   Common stock, par value $.001 per share;
    21,300,000 shares authorized;
    15,272,757 and 16,110,781 shares issued
    and outstanding as of June 30, 2009 and
    December 31, 2008, respectively                  15           16
     Additional paid-in capital                  89,625      103,541
     Accumulated other comprehensive income          28           85
     Treasury stock, at cost 627,423 shares
      as of December 31, 2008                        --      (11,161)
     Accumulated deficit                        (84,838)     (91,464)
                                              ---------    ---------
       Total Standard Parking Corporation
        stockholders' equity                      4,830        1,017
       Noncontrolling interest                      (61)         (59)
                                              ---------    ---------
         Total stockholders' equity               4,769          958
                                              ---------    ---------
       Total liabilities and
        stockholders' equity                  $ 230,930    $ 229,241
                                              =========    =========

                     STANDARD PARKING CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
    (in thousands, except for share and per share data, unaudited)

                         Three Months Ended      Six Months Ended
                       ----------------------  ----------------------
                         June 30,    June 30,   June 30,    June 30,
                          2009        2008        2009        2008
                       ----------  ----------  ----------  ----------
 Parking services
  revenue:
   Lease contracts     $   35,687  $   40,003  $   70,387  $   77,697
   Management
    contracts              37,311      36,415      75,604      72,295
                       ----------  ----------  ----------  ----------
                           72,998      76,418     145,991     149,992
   Reimbursed
    management
    contract expense       97,595      99,317     200,152     198,768
                       ----------  ----------  ----------  ----------

     Total revenue        170,593     175,735     346,143     348,760
 Cost of parking
  services:
   Lease contracts         32,932      34,711      65,881      69,604
   Management
    contracts              19,938      18,162      40,329      35,208
                       ----------  ----------  ----------  ----------
                           52,870      52,873     106,210     104,812
   Reimbursed
    management
    contract expense       97,595      99,317     200,152     198,768
                       ----------  ----------  ----------  ----------
     Total cost of
      parking services    150,465     152,190     306,362     303,580
 Gross profit:
   Lease contracts          2,755       5,292       4,506       8,093
   Management
    contracts              17,373      18,253      35,275      37,087
                       ----------  ----------  ----------  ----------
     Total gross
      profit               20,128      23,545      39,781      45,180

 General and
  administrative
  expenses                 10,320      12,029      23,081      23,440
 Depreciation and
  amortization              1,413       1,579       2,900       2,950
                       ----------  ----------  ----------  ----------
 Operating income           8,395       9,937      13,800      18,790

 Other expenses
  (income):
   Interest expense         1,528       1,086       2,964       2,604
   Interest income            (95)        (41)       (162)        (83)
                       ----------  ----------  ----------  ----------
                            1,433       1,045       2,802       2,521
 Income before
  income taxes              6,962       8,892      10,998      16,269
 Income tax expense         2,692       3,612       4,266       6,590
                       ----------  ----------  ----------  ----------
 Net income                 4,270       5,280       6,732       9,679

 Less: Net income
  attributable to
  noncontrolling
  interest                     42           3         106         125
                       ----------  ----------  ----------  ----------
 Net income
  attributable to
  Standard Parking
  Corporation          $    4,228  $    5,277  $    6,626  $    9,554
                       ==========  ==========  ==========  ==========

 Common stock data:
 Net income per share:
   Basic               $     0.28  $     0.29  $     0.43  $     0.53
   Diluted             $     0.27  $     0.29  $     0.42  $     0.52
 Weighted average
  shares outstanding:
   Basic               15,251,310  17,891,155  15,273,796  18,007,316
   Diluted             15,601,643  18,265,653  15,642,234  18,400,527

                     STANDARD PARKING CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (in thousands, unaudited)

                                                 Six Months Ended
                                              ----------------------
                                               June 30,     June 30,
                                                2009         2008
                                              ---------    ---------
 Operating activities:
 Net income                                   $   6,732    $   9,679
 Adjustments to reconcile net income to
  net cash provided by operations:
   Depreciation and amortization                  2,691        2,775
   Loss on sale of assets                           193          175
   Amortization of debt issuance costs              321          142
   Non-cash stock-based compensation              1,073          465
   Excess tax benefit related to stock
    option exercises                                 --         (491)
   Provision (reversal) for losses on
    accounts receivable                             143          (49)
   Deferred income taxes                          2,098        3,841
   Change in operating assets
    and liabilities                              (5,418)         614
                                              ---------    ---------
 Net cash provided by operating activities        7,833       17,151
 Investing activities:
 Acquisitions                                        --       (5,457)
 Purchase of leaseholds improvements
  and equipment                                  (2,220)      (2,515)
 Cost of contracts purchased                       (604)        (185)
 Contingent purchase payments                      (259)         (47)
                                              ---------    ---------
 Net cash used in investing activities           (3,083)      (8,204)
 Financing activities:
 Repurchase of common stock                      (3,885)     (12,926)
 Proceeds from exercise of stock options             --          342
 Tax benefit related to stock
  option exercises                                   --          491
 Proceeds from senior credit facility             2,150        7,450
 Distribution to noncontrolling interest           (108)        (133)
 Payments on long-term borrowings                   (59)         (56)
 Payments of debt issuance costs                     --          (35)
 Payments on capital leases                        (571)        (891)
                                              ---------    ---------
 Net used in financing activities                (2,473)      (5,758)

 Effect of exchange rate changes on cash
  and cash equivalents                              (57)         (60)
                                              ---------    ---------

 Increase in cash and cash equivalents            2,220        3,129
 Cash and cash equivalents at
  beginning of period                             8,301        8,466
                                              ---------    ---------

 Cash and cash equivalents at
  end of period                               $  10,521    $  11,595
                                              =========    =========

 Supplemental disclosures:
 Cash paid during the period for:
   Interest                                   $   3,005    $   2,806
   Income taxes                                   1,770        1,614

                     STANDARD PARKING CORPORATION
                            FREE CASH FLOW
                       (in thousands, unaudited)

                          Three Months Ended      Six Months Ended
                       ----------------------  ----------------------
                         June 30,    June 30,    June 30,   June 30,
                          2009        2008        2009        2008
                       ----------  ----------  ----------  ----------
 Operating income      $    8,395  $    9,937  $   13,800  $   18,790
   Depreciation and
    amortization
    expense                 1,413       1,579       2,900       2,950
   Non-cash
    compensation              546         412       1,073         465
   Income tax paid         (1,176)     (1,113)     (1,770)     (1,614)
   Income
    attributable to
    noncontrolling
    interest                  (42)         (3)       (106)       (125)
   Change in assets
    and liabilities            (7)      3,420      (5,224)       (737)
   Purchase of
    leaseholds,
    equipment and
    cost of
    contracts and
    contingent
    purchase
    payments               (1,624)     (1,599)     (3,083)     (2,747)
                       ----------  ----------  ----------  ----------
 Operating cash flow   $    7,505  $   12,633  $    7,590  $   16,982
   Cash interest
    paid (before
    payment of debt
    issuance)              (1,459)     (1,362)     (3,005)     (2,771)
                       ----------  ----------  ----------  ----------
 Free cash flow(1)     $    6,046  $   11,271  $    4,585  $   14,211

   (Increase) in
    cash and cash
    equivalents              (733)       (540)     (2,220)     (3,129)
                       ----------  ----------  ----------  ----------
 Free cash flow,
  net of change
  in cash              $    5,313  $   10,731  $    2,365  $   11,082

 Sources (Uses)
  of cash:
   (Payments)
    Proceeds from
    senior credit
    facility           ($   5,000) ($   5,400) $    2,150  $    7,450
   (Payments) on
    other borrowings         (312)       (463)       (630)       (947)
   (Payments) of
    debt issuance
    costs                      --         (35)         --         (35)
   Proceeds from
    exercise of
    stock options              --         120          --         342
   Tax benefit
    related to stock
    option exercises           --         172          --         491
   (Repurchase) of
    common stock               (1)     (5,127)     (3,885)    (12,926)
   (Payments) on
    acquisitions               --           2          --      (5,457)
                       ----------  ----------  ----------  ----------
 Total (uses) of cash  ($   5,313) ($  10,731) ($   2,365) ($  11,082)

 (1) Reconciliation of Free Cash Flow to Consolidated Statements of
     Cash Flow

                                      Six        Three       Three
                                     Months      Months      Months
                                     Ended       Ended       Ended
                                    June 30,    March 31,   June 30,
                                      2009        2009        2009
                                    --------    --------    --------
 Net cash provided by
  operating activities              $  7,833    $    284    $  7,549
 Net cash (used in)
  investing activities                (3,083)     (1,459)     (1,624)
 Acquisitions                             --          --          --
 Distribution to
  noncontrolling interest               (108)        (52)        (56)

 Effect of exchange rate changes
  on cash and cash equivalents           (57)       (234)        177
                                    --------    --------    --------
 Free cash flow                     $  4,585    ($ 1,461)   $  6,046

                                      Six        Three       Three
                                     Months      Months      Months
                                     Ended       Ended       Ended
                                    June 30,    March 31,   June 30,
                                      2008        2008        2008
                                    --------    --------    --------
 Net cash provided by
  operating activities              $ 17,151    $  4,293    $ 12,858
 Net cash (used in)
  investing activities                (8,204)     (6,607)     (1,597)
 Acquisitions                          5,457       5,459          (2)
 Distribution to
  noncontrolling interest               (133)       (149)         16
 Effect of exchange rate changes on
  cash and cash equivalents              (60)        (56)         (4)
                                    --------    --------    --------
 Free cash flow                     $ 14,211    $  2,940    $ 11,271

                     STANDARD PARKING CORPORATION
                            LOCATION COUNT

                                    June 30,    Dec. 31,    June 30,
                                      2009        2008        2008
                                    --------    --------    --------
 Managed facilities                    1,919       1,986       1,979
 Leased facilities                       223         229         240
                                    --------    --------    --------
 Total facilities                      2,142       2,215       2,219

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and Chief Financial
           Officer
          (312) 274-2199
          mbaumann@standardparking.com